EXHIBIT 5.1

Alexander & Alexander Services Inc.
1185 Avenue of the Americas
New York, New York   10036
Telephone:	212-444-4532
Facsimile:  	212-444-4696

Albert A. Skwiertz, Jr.
Senior Vice President & General Counsel

May 16, 1996

Board of Directors
Alexander & Alexander Services Inc.
1185 Avenue of the Americas
New York, NY  10036

Re:	Alexander & Alexander Services Inc.
	Worldwide Employee Savings-Related Stock Purchase Plan

Gentlemen:

I am General Counsel of Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, to register
750,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares"), to be issued from time to time by the Company pursuant to the Worldwide Employee Savings-Related Stock Purchase Plan, (the "Purchase Plan").

In connection with the foregoing, I have examined the originals or copies of such corporate records, documents, certificates and other instruments as I have deemed necessary or appropriate for the purposes of rendering this opinion.

Based on the foregoing, it is my opinion that the Shares, when issued and delivered as contemplated by the Purchase Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the state of Maryland and I do not express any opinion herein concerning any other law. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Albert A. Skwiertz, Jr.
Albert A. Skwiertz, Jr.
Senior Vice President
  and General Counsel